U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
              INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(A) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
                SECTION 30(F) OF THE INVESTMENT COMPANY ACT 1940
                                     FORM 3

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|
1.NAME AND ADDRESS OF REPORTING PERSON* |2.DATE OF EVENT        |4.ISSUER NAME AND TICKER OR TRADING SYMBOL                       |
|                                        |  REQUIRING STATEMENT  |
| SIFFORD                 J          DAN |  (MONTH/DAY/YEAR)     |    OASIS 4TH MOVIE PROJECT
|----------------------------------------|                       |-----------------------------------------------------------------
|      (LAST)             (FIRST)    (MI)|                       |5.RELATIONSHIP OF REPORTING PERSON TO  |6.IF AMENDMENT, DATE OF
|                                        |      03/13/2000       |  ISSUER (CHECK ALL APPLICABLE)        |  ORIGINAL (MON/DAY/YEAR)
| 25231 SEA VISTA                        |                       |                                       |
|                                        |-----------------------|   DIRECTOR             10% OWNER      |         /  /
|                                        |3.IRS OR SOC. SEC. NO. |---                  ---               |-------------------------
|----------------------------------------|  OF REPORTING PERSON  |                                       |7.INDIVIDUAL OR JOINT/
|      (STREET)                          |  (VOLUNTARY)          |XX OFFICER              OTHER          |  GROUP FILING
|                                        |                       |---(GIVE TITLE BELOW)---(SPECIFY BELOW)|  (CHECK APPLICABLE LINE)
|                                        |                       |                                       |XX  FORM FILED BY ONE
| DANA POINT        CA         92629     |                       | TREASURER                             |--- REPORTING PERSON
|                                        |                       |                                       |    FORM FILED BY MORE
|                                      1 |                       |                                       |--- THAN REPORTING PERSON
|----------------------------------------------------------------------------------------------------------------------------------
|      (CITY)         (STATE)     (ZIP)  |     TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
|----------------------------------------------------------------------------------------------------------------------------------
|1.TITLE OF SECURITY (INSTR. 4)            |2.AMOUNT OF SECURITIES       |3.OWNERSHIP   |4.NATURE OF INDIRECT BENEFICIAL
|                                          |  BENEFICIALLY OWNED         |  FORM:       |  OWNERSHIP (INSTR. 5)
|                                          |  (INSTR. 4)                 |  DIRECT (D)  |
|                                          |                             |  OR INDIRECT |
|                                          |                             |  (I)(INSTR.5)|
|------------------------------------------|-----------------------------|--------------|------------------------------------------
|
                -0-                      |       N/A                   |     N/A      |                   N/A                     |
|------------------------------------------|-----------------------------|--------------|------------------------------------------
|                                          |                             |              |
|                                          |                             |              |
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REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS SECURITIES OWNED DIRECTLY OR INDIRECTLY.
*IF  THE  FORM  IS  FILED  BY  MORE  THAN  ONE REPORTING PERSON, SEE INSTRUCTION
5(B)(V).
(OVER)
    POTENTIAL  PERSONS  WHO  ARE  TO  RESPOND  TO  THE COLLECTION OF INFORMATION
CONATINED  IN  THIS  FORM  ARE  NOT  REQUIRED    SEC  1473  (7-97)
    TO  RESPOND  UNLESS  THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
FORM  3 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                       (E.G.,  PUTS,  CALLS,  WARRANTS, OPTIONS,
CONVERTIBLE  SECURITY)

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1.TITLE OF DERIVATIVE     |2.DATE EXERCISABLE    |3.TITLE AND AMOUNT OF UNDERLYING      |4.CONVERSION |5.OWNERSHIP|6.NATURE OF    |
|  SECURITY (INSTR. 4)     |  AND EXPIRATION      |  DERIVATIVE SECURITY (INSTR. 4)      |  OR         |  FORM OF  |  INDIRECT
|                          |  DATE                |                                      |  EXERCISE   |  DERIV-   |  BENEFICIAL
|                          |  (MONTH/DAY/YEAR)    |                                      |  PRICE OF   |  ATIVE    |  OWNERSHIP
|                          |----------------------|--------------------------------------|  DERIVATIVE |  SECURITY:|  (INSTR. 5)
|                          |DATE       |EXPIRATION|                            |AMOUNT OR|  SECURITY   |  DIRECT   |
|                          |EXERCISABLE|DATE      |           TITLE            |NUMBER   |             |  (D) OR   |
|                          |           |          |                            |OF SHARES|             |  INDIRECT |
|                          |           |          |                            |         |             |  (I)      |
|                          |           |          |                            |         |             |  (INSTR.5)|
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------
|
      N/A              |     N/A   |    N/A   |             N/A            |         |     N/A     |    N/A    |      N/A      |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------
|                          |   /  /    |  /  /    |                            |         |             |           |
|                          |           |          |                            |         |             |           |
|----------------------------------------------------------------------------------------------------------------------------------

EXPLANATION  OF  RESPONSES:
  CRIMINAL  VIOLATIONS.  SEE  18  U.S.C.  1001  AND  15  U.S.C.  78FF(A).
**INTENTIONAL  MISSTATEMENTS  OR  OMISSIONS  OF FACTS CONSTITUTE FEDERAL
 /S/   J.  DAN  SIFFORD                       03/28/2000
--------------------------------------------  ----------
**SIGNATURE  OF  REPORTING  PERSON                  DATE
NOTE:  FILE  THREE  COPIES  OF  THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
      IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE. POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
REQUIRED  TO  RESPOND  UNLESS  THE  FORM  DISPLAYS A CURRENTLY VALID OMB NUMBER.
PAGE:  2
SEC  1473  (7-97)